PRESS RELEASE

FINJAN PROVIDES SOPHOS LITIGATION UPDATE
Sophos Markman Hearing was Held on February 13, 2015

NEW YORK, February 17, 2015 – Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity licensing company, today announced that in accordance with the local patent rules of the U.S. District Court for the Northern District of California (NDCA), a Claim Construction or “Markman” Hearing was held in connection with the Sophos litigation on February 13, 2015. The Company will issue an update when the Order is entered.

Finjan Holdings’ wholly owned subsidiary Finjan, Inc. filed a patent infringement lawsuit against Sophos on March 14, 2014 (Case No. 14-cv-01197-WHO (NDCA)).  Finjan asserts that Sophos is infringing eight of its patents: 6,154,844; 6,804,780; 7,613,918; 7,613,926; 7,757,289; 8,141,154; 8,566,580; and 8,677,494, which cover endpoint security, web and messaging security, and networking and perimeter defense technologies.

The Markman Hearing is an important pre-trial event in a patent lawsuit, wherein the Court will construe the asserted patent claims after consideration of the parties' evidence.   Claim construction findings can often encourage settlement and, in some instances, inform the parties of a likely outcome.

Finjan has also filed patent infringement lawsuits against FireEye, Blue Coat, Proofpoint, Symantec, and Palo Alto Networks relating to, collectively, more than 20 patents in the Finjan portfolio.  The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

ABOUT FINJAN
Founded in 1997, Finjan is recognized globally as a cybersecurity pioneer and leader. Finjan’s investment in innovation is captured in its patent portfolio, centered around software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis.  Finjan’s software detects malicious code and protects end users from identity and data theft, spyware, malware, phishing, trojans and other online threats.  To date, Finjan has successfully licensed our intellectual property to major technology companies for more than $150 million.  For more information about Finjan, please visit www.finjan.com.

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Cautionary Note Regarding Forward-Looking Statements

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the outcome of pending or future enforcement actions, our ability to expand our technology portfolio, the enforceability of our patents, the continued use of our technology in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings’ intended plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2013, and the company’s periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings Inc.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Finjan Holdings’ undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Relations Contact:
Alan Sheinwald | Capital Markets Group LLC|
(914) 669-0222 | alan@CapMarketsGroup.com